Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Appoints Ertharin Cousin

to Board of Directors

CHICAGO, Nov. 29, 2021 (GLOBE NEWSWIRE) – Mondelēz International, Inc. (Nasdaq: MDLZ) today announced the appointment of Ertharin Cousin, Founder, President and CEO of the Food Systems of the Future Institute, to the Company’s Board of Directors, effective January 1, 2022.

“We welcome Ertharin to our Board and look forward to benefitting from her wealth of knowledge and expertise,” said Dirk Van de Put, Chairman & CEO of Mondelēz International. “Her expert perspective on food policy and sustainability issues will bring important insights and value to our Board and team as we continue advancing our strategy and ESG priorities as a global snacking leader.”

Cousin possesses more than 30 years of experience in the worldwide food industry, working in the government, nonprofit and corporate sectors. Her experience includes serving as Executive Director of the United Nations World Food Programme; Ambassador and Permanent Representative to United Nations Food and Agriculture Agencies in the Obama Administration; Executive Vice President and Chief Operating Officer of America’s Second Harvest; and Senior Vice President for Public Affairs at Albertsons Companies Inc. She currently serves on the Board of Directors of Bayer AG.

Cousin’s appointment expands the size of the Company’s Board of Directors to 13 members.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2020 net revenues of approximately $27 billion, MDLZ is leading the future of snacking with iconic global and local brands such as OREO, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ .

###